                                                   Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333 236211), and Form S-8 (Nos. 333 182585 and 333-236209) of our report dated June 27, 2019 included in this Annual Report on Form 10-K of Franchise Group, Inc. (the “Company”), relating to the consolidated balance sheets of the Company as of April 30, 2019 and 2018, the related consolidated statements of operations, comprehensive operations, stockholders’ equity, and cash flows for each of the years in the two year period ended April 30, 2019.

Our report dated June 27, 2019, on the effectiveness of internal control over financial reporting as of April 30, 2019, expressed our opinion that the Company did not maintain effective internal control over financial reporting as of April 30, 2019, because the control environment, risk assessment, control activities, information and communication, and monitoring controls were not effective.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
March 10, 2021